Exhibit 99

Individual Trustees
George Allman, Jr.
Gary C. Evans
Jeffrey S. Swanson

TEL OFFSHORE TRUST

JPMORGAN CHASE BANK, CORPORATE TRUSTEE
P.O. BOX 550 /  (512) 479-2562  / AUSTIN, TEXAS 78789

TEL OFFSHORE TRUST ANNOUNCES FOURTH QUARTER 2003 DISTRIBUTION

AUSTIN, TEXAS December 19, 2003—TEL OFFSHORE TRUST announced the Trust’s quarterly distribution for the fourth quarter of 2003. The amount available for distribution will be $582,963 or $0.122690 per Unit. The fourth quarter distribution will be payable on January 12, 2004 to Unitholders of record on December 31, 2003.

A summary of activity on the Trust properties as reported by the Working Interest Owners to the Trust follows.  Volumes and dollar amounts discussed below represent amounts recorded by the Working Interest Owners unless otherwise specified.

Gas revenues recorded by the Working Interest Owners on the Trust Properties decreased 90% to $231,433 in the fourth quarter of 2003 from $2,274,303 in the third quarter of 2003 primarily due to the recoupment by the Working Interest Owner in the fourth quarter of overstated production (production overstated by approximately 167 MMcf) from February 2003 through June 2003 on Ship Shoal 182/183, and net downward accounting adjustments on Eugene Island 339 and West Cameron 643 for other accounting errors. The average price received for natural gas including the effect of accounting adjustments by the Working Interest Owner decreased 26% to $3.75 per Mcf in the fourth quarter of 2003 from $5.07 per Mcf in the third quarter of 2003.  Excluding the effect of accounting adjustments in the fourth and third quarters of 2003, the average price received for natural gas would have increased to $5.42 per Mcf in the fourth quarter of 2003 from $5.07 per Mcf in the third quarter of 2003, while natural gas volumes produced would have decreased to approximately 269,526 Mcf from 395,032 Mcf.

Crude oil revenues recorded by the Working Interest Owners decreased 32% to $7,250,551 in the fourth quarter of 2003 from $10,633,489 in the third quarter of 2003 due to decreases in production as well as a decrease in the average prices received. Oil volumes during the fourth quarter of 2003 decreased 27% to 269,948 barrels, compared to 371,595 barrels of oil produced in the third quarter of 2003. Oil volumes recorded decreased primarily due to retroactive adjustments on Eugene Island 339 for January 2003 through July 2003 and adjustments on Ship Shoal 182/183 for overstated production (production overstated by approximated 51,000 barrels) from February 2003 through June 2003.  Excluding the effect of these accounting adjustments in the fourth and third quarters of 2003, crude oil volumes produced would have increased slightly to approximately 302,352 barrels from 297,944 barrels and the average price received for oil would have increased to $29.02 per barrel in the fourth quarter of 2003 (compared to $26.85 including adjustments) from $25.61 per barrel in the third quarter of 2003 (compared to $28.62 including adjustments).

The Trust’s share of capital expenditures increased by $2,651,812 in the fourth quarter of 2003 to $3,808,077, as compared to $1,151,186 in the third quarter of 2003. The higher capital expenditures in the fourth quarter of 2003 were due primarily to expenditures of approximately $2.6 million for delineation projects for the C-20 and C-21 wells on Eugene Island 339 and expenditures of approximately $1.3 million for the F-3 drilling project on Ship Shoal 182/183, which expenditures on Ship Shoal 182/183 were partially offset by an adjustment of $.8 million previously charged incorrectly by the Working Interest Owner to the Trust’s royalty properties.

The Trust’s share of operating expenses decreased by $391,633 in the fourth quarter of 2003 to $361,242 as compared to the third  quarter of 2003.

The current escrow balance, current estimates of aggregate future capital expenditures, aggregate future abandonment costs, aggregate future production costs, aggregate future net revenues and current net proceeds resulted in a net deposit of funds of $80,297 into the Trust’s Special Cost Escrow Account in the fourth quarter of 2003, compared to a net deposit of $1,225,110 in the third quarter of 2003. Deposits to the Special Cost Escrow Account may be required in future periods in connection with other production costs, other capital expenditures, other abandonment costs and changes in the estimates and factors described above. The Trust has been informed of items now budgeted by ChevronTexaco for drilling on Ship Shoal 182/183 and Eugene Island 338/339 that require certain capital costs to be withheld or expensed beginning in the fourth quarter of 2003 and the first quarter of 2004. These and other deposits, if made, could result in a significant reduction in royalty income in the periods in which such deposits are made, including the possibility that no royalty income would be received in such periods.

This press release contains forward-looking statements. Although the working interest owners have advised the Trust that they believe that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the Working Interest Owners on or prior to the record date. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include the actual results of drilling operations and risks inherent in drilling and production of oil and gas properties, as well as other factors described in the Trust’s Form 10-K for 2002 under “Business-Principal Trust Risk Factors.” Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

JPMORGAN CHASE BANK,

AS CORPORATE TRUSTEE

CONTACT:  Mike Ulrich

(512) 479-2562
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